Pricing Supplement No. 8             Filing under Rule 424(b)(3) with respect to
Dated January 8, 1999                       Registration Statement No. 333-00745
CUSIP 37033LFE1

(To Prospectus dated February 23, 1996 and
 Prospectus Supplement dated February 28, 1996)



                                  $500,000,000

                               GENERAL MILLS, INC.

                           MEDIUM-TERM NOTES, SERIES E



                          Principal amount:     $30,000,000
             Interest Rate (if fixed rate):     5.50% per annum
                           Stated Maturity:     January 12, 2009
                        Specified Currency:     U.S. Dollars
         Applicable Exchange Rate (if any):     N/A
           Issue price (as a percentage of
                         principal amount):     100%
            Selling Agent's Commission (%):     0.625%
                               Agent's Fee:     $187,500.00
               Purchasing Agent's discount
                         or commission (%):     N/A
               Net proceeds to the Company:     $29,812,500.00
     Settlement date (original issue date):     January 11, 1999
     Redemption Commencement Date (if any):     N/A
                Redemption prices (if any):     N/A
                          Additional Items:     N/A

      "N/A" as used herein means "Not Applicable." "A/S" as used herein means "as stated in the Prospectus Supplement referred to above."

      If such Notes are denominated in other than U.S. Dollars, the applicable Foreign Currency Supplement is attached hereto.

      As of the date of this Pricing Supplement, the aggregate initial public offering price (or its equivalent in other currencies) of the Debt Securities (as defined in the Prospectus) which have been sold (including the Notes to which this Pricing Supplement relates) is $392,725,000.


                              GOLDMAN, SACHS & CO.

                            -----------------------

                                 NORTH CAROLINA

      The Commissioner of Insurance of the State of North Carolina has not approved or disapproved this offering nor has the Commissioner passed upon the accuracy or adequacy of this Prospectus.